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                                                                       EXHIBIT 5

                     [LETTERHEAD OF DAVIS POLK & WARDWELL]

                                                                    May 19, 2000

International Paper Company
Two Manhattanville Road
Purchase, New York 10577

Ladies and Gentlemen:

     We have acted as special counsel to International Paper Company (the "Company") in connection with the Company's registration of shares of common stock (the "Common Shares") to be issued in exchange for Champion International Corporation ("Champion") common stock pursuant to an agreement and plan of merger dated as of May 12, 2000 among the Company, Champion and Condor Acquisition Corporation.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

     Upon the basis of the foregoing, we are of the opinion that the Common Shares will have been duly authorized and, upon issuance, will be validly issued, fully paid and non-assessable.

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Common Shares. We also consent to the reference to us under the caption "Legal Matters" in the Prospectus contained in such Registration Statement.

     This opinion is rendered to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose. ChaseMellon Shareholder Services, L.L.C., as Exchange Agent, may rely upon this opinion as if it were addressed directly to it.

                                          Very truly yours,

                                          Davis Polk & Wardwell